United States securities and exchange commission logo





                     August 4, 2021

       Kevin P. Hourican
       President and Chief Executive Officer
       SYSCO CORP
       1390 Enclave Parkway
       Houston, Texas 77077-2099

                                                        Re: SYSCO CORP
                                                            Annual Report on
Form 10-K For the Fiscal Year Ended June 27, 2020
                                                            Filed August 26,
2020
                                                            File No. 001-06544

       Dear Mr. Hourican:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services